Exhibit 99.1
Vivint Smart Home, Inc. Reports First Quarter 2020 Results;
Provides Updated Outlook for Full Year 2020
Key Highlights

•Total revenues increased 9.8% year over year to $303.2 million
•Adjusted EBITDAa of $134.9 million compared to $107.3 million in the prior year period
•Net loss of $138.1 million (including $20.9 million of restructuring costs) compared to net loss of $89.2 million in the prior year period
•1,548,201 Total Subscribers at March 31, 2020, a 7.1% increase year over year
•Reaffirming 2020 Adjusted EBITDA guidance of between $525 and $535 million

Provo, UT – May 7, 2020 – Vivint Smart Home, Inc. (NYSE: VVNT), together with its indirect subsidiary, APX Group Holdings, Inc., today reported financial and operational results for the first quarter ended March 31, 2020.
“We are pleased with our strong first quarter results, highlighted by improving momentum in new subscriber adds, double-digit revenue growth, and a sharp increase in profitability from the prior year,” said Todd Pedersen, CEO of Vivint Smart Home. “The onset of the COVID-19 pandemic has completely changed life as we know it, and we’ve taken proactive operational measures to protect our employees, our customers and our business. We know from experience that our customers value our services even more during extraordinarily difficult and uncertain times like these. We are confident that our customers will continue to prioritize home security and smart home technology through the current pandemic as well.”
Pedersen continued, “In a time when we’ve been asked to stay at home for an extended period, there may be no better time to have a comprehensive smart home system in place. Our services qualify as essential under the guidelines issued by the U.S. Department of Homeland Security, and we provide a strong sense of safety, comfort and control to nearly 1.6 million customers across North America. Vivint’s services include lifesaving and life-protecting 24/7 professional monitoring for emergency situations such as medical, fire, carbon monoxide and burglary alerts. Our vertically integrated model includes dedicated customer care and monitoring teams to ensure that we respond to these alerts from our customers within seconds. Our cloud platform and proprietary

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. Adjusted EBITDA included in this earnings release is reported under Vivint Smart Home, Inc. Covenant Adjusted EBITDA included in this earnings release is reported under APX Group Holdings, Inc. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

technology enable customers to seamlessly manage and protect their homes, whether they’re sheltering in place or away. We’re focused on taking care of our customers and their families, while providing the peace of mind that they demand during times of heightened awareness and uncertainty.”

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. Adjusted EBITDA included in this earnings release is reported under Vivint Smart Home, Inc. Covenant Adjusted EBITDA included in this earnings release is reported under APX Group Holdings, Inc. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $303.2 million for the three-month period ended March 31, 2020, an increase of $27.0 million or 9.8%, as compared to the same period in 2019. An increase of approximately 7.1% in Total Subscribers during the three-month period ended March 31, 2020 accounted for approximately $20.5 million of the increase in total revenues, while an increase in the Average Monthly Revenue per User of $1.49 provided an increase of approximately $7.9 million. These increases in total revenues were offset by a decrease of $1.2 million associated with our former wireless internet business which was spun out in July 2019. When compared to the three months ended March 31, 2019, foreign currency translation had an immaterial impact on total revenues.
The Company added 50,053 New Subscribers during the first quarter of 2020, an increase of 5.3% compared to 47,536 New Subscribers during the same period in 2019.
Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020
Total Revenues	$276.2	$281.1	$290.8	$307.8	$303.2
Net Loss	$(89.2)	$(115.9)	$(102.4)	$(88.5)	$(138.1)
Adjusted EBITDA(a)	$107.3	$88.3	$100.7	$125.1	$134.9
Adjusted EBITDA Margin	38.8%	31.4%	34.6%	40.6%	44.5%
LTM Covenant Adjusted EBITDA(a)	$564.5	$582.6	$612.7	$643.2	$683.5
LTM Covenant Adjusted EBITDA Margin	52.3%	52.7%	54.5%	55.6%	57.8%
New Subscribers(1)	47,536	111,581	111,425	45,861	50,053
Total Subscribers(1)	1,445,349	1,507,664	1,560,063	1,552,541	1,548,201
Total Monthly Service Revenue(1)	$77.0	$79.3	$81.2	$79.9	$78.6
Average Monthly Service Revenue per User(1)	$53.26	$52.63	$52.03	$51.44	$50.75
Total Monthly Revenue(1)	$92.1	$93.7	$100.0	$102.6	$101.1
Average Monthly Revenue per User(1)	$63.78	$63.35	$64.53	$65.98	$65.27
Attrition Rate(2)	12.9%	13.4%	13.9%	13.9%	14.1%

(1) New Subscribers from sales pilots are not included
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs

Costs and Expenses

Operating expenses for the three months ended March 31, 2020 increased $0.3 million, as compared to the three months ended March 31, 2019. The small increase primarily consisted of an increase in third-party contracted servicing costs of $1.5 million and an increase of $1.0 million in equipment and related costs, partly offset by a decrease of $2.2 million in costs associated with our former wireless internet business which was spun out in July 2019.
Net Service Cost per Subscriber was $11.76 for the first quarter of 2020, which drove a Net Service Margin of 77%, as compared to Net Service Cost per Subscriber and Net Service Margin of $13.83 and 74%, respectively, for the same period in 2019.
Selling expenses, excluding capitalized contract costs, increased by 24% or $10.6 million, for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. The primary drivers of the increase were $7.4 million in stock-based compensation primarily associated with grants of restricted stock units in Q1 2020, $2.5 million in information technology costs, $1.8 million in other personnel and related costs, and $1.5 million in marketing costs primarily associated with National Inside Sales lead generation. These increases were partially offset by a decrease of $1.5 million in costs associated with sales pilot programs and facility and housing related costs of $0.9 million.
The Company’s Net Subscriber Acquisition Costs per New Subscriber were $960 for the last twelve months ended March 31, 2020, as compared to $1,142 for the same period in 2019. The average proceeds collected at point of sale during the last twelve months ended March 31, 2020 increased to approximately $1,174 per New Subscriber as compared to $1,031 for the same period in 2019.
General and administrative (“G&A”) expenses, net of allocations, increased $6.7 million, or 14%, for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. The primary drivers of the increase were $7.3 million in stock-based compensation primarily associated with grants of restricted stock units during Q1 2020 and provisions for bad debt and credit losses of $3.9 million, of which $2.6 million is associated with the implementation of ASC Topic 326, which was primarily driven by expected credit losses and bad debt associated with the COVID-19 pandemic. The increases were somewhat offset by a decrease of $2.1 million in costs associated with our former wireless internet business which was spun out in July 2019, a $1.6 million reduction in other personnel and related support costs, and a reduction in information technology costs of $0.7 million.
During the first quarter of 2020, we implemented a number of cost reduction initiatives that are expected to reduce certain G&A, customer service and sales support costs, as well as streamline operations, focus engineering and innovation and provide a better focus on driving customer satisfaction. These actions resulted in one-time employee severance and termination benefit expenses of $20.9 million during the three months ended March 31, 2020, which included $11.1 million in stock-based compensation expense associated with the accelerated vesting of stock-based awards to certain executives, including our former President, related to separation agreements.
Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss was $138.1 million, Adjusted EBITDA was $134.9 million and Covenant Adjusted EBITDA was $189.9 million for the first quarter of 2020, as compared to net loss of $89.2 million, Adjusted EBITDA of $107.3 million and Covenant Adjusted EBITDA of $149.7 million for the same period in 2019.

Financial Outlook

“We believe that the fundamental characteristics of the Vivint Smart Home financial model are compelling. More than 95% of revenue is recurring, which provides long-term visibility and predictability to our business. The majority of new subscribers enter into five-year contracts and reside on the platform for approximately eight years, driving significant lifetime margin dollars,” said Dale R. Gerard, CFO of Vivint Smart Home. “The corporate landscape throughout the world has been impacted to some degree by the COVID-19 pandemic. While Vivint Smart Home is by no means immune to the historic uncertainties that exist, we feel our business model is well-positioned to withstand the current environment. Given the increased level of uncertainty, and based upon what we are seeing today, we are updating our full year outlook as follows: We expect to end 2020 with approximately 1.55 to 1.62 million subscribers vs. previous guidance of 1.62 to 1.66 million. Our estimate for 2020 revenue is $1.20 to $1.25 billion vs. previous guidance of $1.25 to $1.29 billion. We are reaffirming our prior 2020 Adjusted EBITDA guidance of between $525 and $535 million.”

Liquidity
As of March 31, 2020, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $300 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 4.2x as of March 31, 2020.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:30 p.m. ET/3:30 p.m. MT today, May 7, 2020. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, http://investors.vivint.com/events-presentations/events/default.aspx, or dial 1-833-513-0547 for domestic participants or 1-236-714-2204 for international participants with the conference code of 2861289.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at http://investors.vivint.com/company-overview/default.aspx following the completion of the webcast and conference call.

About the Company

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.5 million customers. For more information, visit https://www.vivint.com/.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation statements regarding the potential impact of the COVID-19 pandemic on the Company’s business and results of operations and the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, which is expected to be filed on or about the date of this earnings release, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•the duration and scope of the COVID-19 pandemic;
•actions governments, the company’s counterparties, and the company’s customers or potential customers take in response to the COVID-19 pandemic;
•the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity;
•the pace of recovery when the COVID-19 pandemic subsides;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company’s compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;
•adverse publicity and product liability claims;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan (as described in Note 1 - Basis of Presentation in the unaudited condensed consolidated financial statements) and our ability to successfully compete in retail sales channels; and
•risks related to our exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.

Adjusted EBITDA Margin - is Adjusted EBITDA as a percent of revenue.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Bookings - is total monthly service revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.
Total Backlog - is total unrecognized Product revenue plus total service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

VIVINT SMART HOME, INC. and SUBSIDIARIES
APX GROUP HOLDINGS, INC. and SUBSIDIARIES (1)
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Recurring and other revenue	$303,232	$276,249
Costs and expenses:
Operating expenses	83,340	83,076
Selling expenses	54,227	43,591
General and administrative expenses	53,018	46,339
Depreciation and amortization	139,249	131,221
Restructuring expenses	20,941	—
Total costs and expenses	350,775	304,227
Loss from operations	(47,543)	(27,978)
Other expenses (income):
Interest expense	65,293	63,748
Interest income	(229)	(23)
Other expenses (income), net	26,305	(2,246)
Total other expenses	91,369	61,479
Loss before income taxes	(138,912)	(89,457)
Income tax benefit	(788)	(301)
Net loss	$(138,124)	$(89,156)

(1) The amounts for APX Groups Holdings, Inc. are the same as those presented for Vivint Smart Home, Inc.

VIVINT SMART HOME, INC. and SUBSIDIARIES
APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2020			December 31, 2019
	Vivint Smart Home, Inc. and Subsidiaries	Adjustments (1)	APX Group Holdings, Inc.	Vivint Smart Home, Inc. and Subsidiaries	Adjustments (1)	APX Group Holdings, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$131,089	$(445)	$130,644	$4,549	$—	$4,549
Accounts and notes receivable, net	61,708	—	61,708	64,216	—	64,216
Inventories	79,939	—	79,939	64,622	—	64,622
Prepaid expenses and other current assets	16,331	—	16,331	18,063	(6,170)	11,893
Total current assets	289,067	(445)	288,622	151,450	(6,170)	145,280

Property, plant and equipment, net	56,790	—	56,790	61,088	—	61,088
Capitalized contract costs, net	1,178,042	—	1,178,042	1,215,249	—	1,215,249
Deferred financing costs, net	1,967	—	1,967	1,123	—	1,123
Intangible assets, net	159,540	—	159,540	177,811	—	177,811
Goodwill	834,237	—	834,237	836,540	—	836,540
Operating lease right-of-use assets	63,814	—	63,814	65,320	—	65,320
Long-term notes receivables and other assets, net	86,966	—	86,966	95,827	—	95,827
Total assets	2,670,423	(445)	2,669,978	2,604,408	(6,170)	2,598,238
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	102,630	(1,478)	101,152	86,554	(4,206)	82,348
Accrued payroll and commissions	37,438	—	37,438	72,642	—	72,642
Accrued expenses and other current liabilities	158,308	—	158,308	139,389	—	139,389
Current portion of notes payable, net	9,500	—	9,500	461,420	—	461,420
Deferred revenue	238,363	—	238,363	234,612	—	234,612
Current portion of operating lease liabilities	11,890	—	11,890	11,640	—	11,640
Current portion of finance lease liabilities	6,498	—	6,498	7,708	—	7,708
Total current liabilities	564,627	(1,478)	563,149	1,013,965	(4,206)	1,009,759

Notes payable, net	2,824,758	—	2,824,758	2,575,293	—	2,575,293
Revolving credit facility	165,000	—	165,000	245,000	—	245,000
Finance lease liabilities, net of current portion	4,717	—	4,717	5,474	—	5,474
Operating lease liabilities	61,521	—	61,521	63,477	—	63,477
Deferred revenue, net of current portion	409,497	—	409,497	405,786	—	405,786
Other long-term obligations	78,612	—	78,612	80,540	—	80,540
Deferred income tax liabilities	1,005	—	1,005	2,231	—	2,231
Total liabilities	4,109,737	(1,478)	4,108,259	4,391,766	(4,206)	4,387,560
Total stockholders’ deficit	(1,439,314)	1,033	(1,438,281)	(1,787,358)	(1,964)	(1,789,322)
Total liabilities and stockholders’ deficit	2,670,423	(445)	2,669,978	2,604,408	(6,170)	2,598,238

(1) Adjustments primarily reflect offering costs incurred at Vivint Smart Home, Inc. that are not included at APX Group Holdings, Inc.

VIVINT SMART HOME, INC. and SUBSIDIARIES
APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended March 31,			Three Months Ended March 31,
	2020			2019
	Vivint Smart Home, Inc. and Subsidiaries	Adjustments	APX Group Holdings, Inc.	Vivint Smart Home, Inc. and Subsidiaries	Adjustments	APX Group Holdings, Inc.
Net cash used in operating activities	$(33,880)	$—	$(33,880)	$(43,017)	$—	$(43,017)
Net cash used in investing activities	(1,901)	—	(1,901)	(1,811)	—	(1,811)
Net cash provided by financing activities	162,672	(445)	162,227	35,721	—	35,721
Effect of exchange rate changes on cash	(351)	—	(351)	25	—	25
Net increase (decrease) in cash and cash equivalents	126,540	(445)	126,095	(9,082)	—	(9,082)

Cash and cash equivalents:
Beginning of period	4,549	—	4,549	12,773	—	12,773
End of period	$131,089	$(445)	$130,644	$3,691	$—	$3,691

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), certain financing fees, and certain other non-recurring expenses or gains.

Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
Adjusted EBITDA and other non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

Covenant Adjusted EBITDA

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes, our subsidiary, APX Group's ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Covenant Adjusted EBITDA (which measure is defined as “Consolidated EBITDA” in the credit agreements governing the revolving credit facility and 2025 Term Loan B and “EBITDA” in the debt agreements governing the existing notes) for the applicable four-quarter period. Such tests include an incurrence-based maximum consolidated secured debt ratio and consolidated total debt ratio of 4.00 to 1.0 (or, in the case of each of the credit agreements governing the revolving credit facility and the 2025 Term Loan B, 4.25 to 1.00), an incurrence-based minimum fixed charge coverage ratio of 2.00 to 1.0, and, solely in the case of the credit agreement governing the revolving credit facility, a maintenance-based maximum consolidated first lien secured debt ratio of 5.95 to 1.0, each as determined in accordance with the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes, as applicable. Non-compliance with these covenants could restrict our ability to undertake certain activities or result in a default under the credit agreement governing the revolving credit facility, the credit agreement governing the 2025 Term Loan B and the debt agreements governing the Notes.

See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020
Net loss	$(89.2)	$(115.9)	$(102.4)	$(88.5)	$(138.1)
Interest expense	63.7	65.8	65.2	65.2	65.1
Income tax (benefit) expense, net	(0.3)	(0.6)	0.2	1.9	(0.8)
Depreciation	5.9	7.1	6.3	6.2	5.7
Amortization	125.3	127.4	131.2	134.0	133.6
Non-cash compensation (i)	0.8	0.9	1.3	0.8	17.0
MDR fee (ii)	3.4	3.8	4.6	5.0	5.2
Restructuring expenses (iii)	—	—	—	—	20.9
Other (gain) expense, net (iv)	(2.3)	(0.2)	(5.7)	0.5	26.3
Adjusted EBITDA	$107.3	$88.3	$100.7	$125.1	$134.9

(i)Reflects non-cash compensation costs related to employee and director stock incentive plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(ii)Costs related to financing fees paid under the Vivint Flex Pay program.
(iii)Restructuring employee severance and termination benefits expenses.
(iv)Amounts for the three months ended March 31, 2020 include adjustment to eliminate $16.9 million from expenses included in debt modification and extinguishment.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	LTM Period Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020
Net loss	$(472.4)	$(443.9)	$(426.0)	$(395.8)	$(444.9)
Interest expense, net	249.7	255.2	258.5	259.9	261.3
Other expense (income), net	25.7	20.8	0.6	(7.6)	20.9
Income tax (benefit) expense	(1.4)	(1.1)	(0.7)	1.3	0.8
Restructuring expense (i)	4.6	0.5	—	—	20.9
Depreciation and amortization (ii)	113.1	111.5	108.8	106.2	103.1
Amortization of capitalized contract costs	407.8	417.1	426.8	437.2	448.4
Non-capitalized contract costs (iii)	263.4	260.2	273.2	273.9	277.6
Non-cash compensation (iv)	2.9	3.5	3.9	3.8	20.0
Other adjustments (v)	58.9	53.3	51.7	53.1	65.0
Adjustment for change in accounting principle (Topic 606) (vi)	(87.8)	(94.5)	(84.1)	(88.8)	(89.6)
Covenant Adjusted EBITDA	$564.5	$582.6	$612.7	$643.2	$683.5

(i)Restructuring employee severance and termination benefits expenses.
(ii)Excludes loan amortization costs that are included in interest expense.
(iii)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)Reflects non-cash compensation costs related to employee and director stock incentive plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(v)Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.
(vi)Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Source: Vivint Smart Home, Inc.

Contacts:

Dale R. Gerard
Chief Financial Officer
801-705-8011

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com